Exhibit 99.1

Innocent Inc Enters into Letter of Intent (LOI) with DuraRock Resources to Form JV for Exploration of Dayton Silver Mine

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--February 22, 2010--Innocent Inc (OTCBB: INCT) announced today that the company has entered into a Letter of Intent (LOI) with DuraRock Resources Inc. to form a 50/50 Joint Venture for the exploration of the 550 acre Dayton Silver Mine located 21 miles south of Reno in Lyons County. DuraRock Resources is the assigned lease holder of the property with the exploration rights for a three year period and automatically continuing as long as the property has ongoing mining operations. The project was operated in the late 1800's by the Dayton Silver Mining Company and was a part of Nevada's first mining rush.

DuraRock Resources became interested in the Dayton Silver Mine due to its historic value and location in one of the most prolific silver and gold producing regions in Nevada. Not only is Dayton, NV the site of gold discovery in Nevada, the region has produced more than 190,000,000 ounces of precious metals. The site was originally operated in the 1860's by the Dayton Silver Mining Company and contains numerous underground tunnels which have visible mineable grade mineralization. DuraRock Resources has significant data and is in the process of acquiring more historical information.

Over the next 90 days, Innocent Inc will complete its due diligence on the property and along with DuraRock Resources reviewing the extensive information available concerning the site and initiate plans to complete mapping and modeling based on the data available. Initial funding will be provided by Innocent Inc to conduct additional drilling and exploration on the property in order to better define the size and scope of the mineralized zones.

Innocent Inc has committed to provide approximately three million five hundred thousand dollars ($3,500,000.00) over a period of 18 months for its 50% interest in the property rights.

This press release contains forward-looking statements identified by words such as "believe," "expect," "anticipates" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Innocent Inc cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date. Some paragraphs of this press release, particularly those describing Innocent Inc strategies, operating expenses reductions and business plans, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Innocent Inc is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other actions, any of which could have an adverse effect on the business plans of Innocent Inc, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on Innocent Inc results of operations. In light of significant uncertainties not included in the forward-looking statements herein, the inclusion of such information should not be regarded as a representation by Innocent Inc that it will be achieved.

CONTACT:
Innocent Inc, Fort Lauderdale
Wayne Doss, 828-489-9409
dosswa@yahoo.com